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                                                                    EXHIBIT 99.1

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     MOULTRIE, Ga.May 23 /PRNewswire/ -- ABC BANCORP (Nasdaq: ABCB), Moultrie,
Georgia, and Irwin Bankcorp, Inc., Ocilla, Georgia, announced today that they have entered into a definitive merger agreement under which ABC's Tifton, Georgia subsidiary will acquire 100% of the equity of Irwin. Under the terms of the agreement, Irwin shareholders will receive approximately 17 shares of ABC common stock, which has a current market value of $16 3/8, for each share of Irwin common stock.

     The merger is subject to certain conditions, including regulatory approval, approval by Irwin's shareholders and registration of the shares of ABC common stock to be issued in connection with the merger. The compaines anticipate completion of the merger during the third quarter of 1997.

     Irwin currently has total assets of approximately $38 million and total equity of approximately $5 million. ABC BANCORP currently has total assets of approximately $630 million. ABC expects to complete its purchase of the Douglas, Georgia banking center of Nationsbank Corporation during July, 1997 which will increase its assets by approximately $32 million.

     The Bank of Ocilla, a wholly owned subsidiary of Irwin Bankcorp, Inc., has one office located in the south Georgia city of Ocilla. ABC plans to operate the office as an extension of the Citizens Bank, ABC's subsidiary in Tifton, Georgia. Structuring the office as an extension rather than as a branch of the Citizens Bank will allow ABC to vest locally the authority for decisions relating to community involvement and the approval of most loans. Local autonomy should minimize the time necessary to respond to the needs of the local community and customers.

     Tifton, Ocilla and Douglas are located in adjoining, but separate, market areas. The Ocilla and Douglas acquisitions will greatly enhance ABC's board market coverage of this section of Georgia.

     Jack Hunnicutt, ABC BANCORP'S President and Chief Executive officer, said, "The Bank of Ocilla has a longstanding relationship with, and excellent reputation in, the market area it serves. Teaming up with ABC BANCORP will allow The Bank of Ocilla to expand the banking products and services it can offer to the people and businesses of Ocilla and Irwin Country. We are delighted to be adding such a fine institution to our company. We are even more delighted to welcome the staff and directors of the Bank of Ocilla to our banking family."

     No staffing changes at The Bank of Ocilla are anticipated following the merger. C. Larry Young, CEO, will serve as a city president of the Citizens Bank after the merger. Also, the current directors will serve as a city board of The Citizens Bank.
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     Young said, "A key factor in our board's decision to merge with ABC was the continued autonomy we will have in making decisions about such things as products to be offered, pricing of the products and the approval of loans. The board felt that a certain amount of autonomy is important to our continued success, in that it will allow us to continue to operate as a community bank rather than as merely a branch of a larger institution. At the same time, the board recognized the need to align our institution with a company that shares our commitment to agricultural, small business and consumer lending, which ABC does. Other benefits of merging with ABC are increased lending capacity, access to the very latest in banking technology, and the economies of scale, which will reduce expenses and increase profits."

     ABC BANCORP is headquartered in Moultrie, Georgia, and currently has nine banking subsidiaries with 24 locations in and around the southern Georgia cities of Albany, Cairo, Cordele, Donalsonville, Moultrie, Quitman, Thomasville and Tifton, and the southern Alabama cities of Abbeville, Clayton, Dothan, Eufaula and Headland. ABC BANCORP Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB."

     SOURCE ABC BANCORP

CONTACT: W. Edwin Lane, Jr., Chief Financial Officer, ABC BANCORP, 912-890-1111